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                                                             EXHIBIT 5.2



                  [SIMPSON THACHER & BARTLETT LETTERHEAD]





                                             February 14, 1996


Triton Energy Corporation
6688 North Central Expressway
Suite 1400
Dallas, Texas  75206-9926

Triton Energy Limited
Caledonian House, Mary Street
P.O. Box 1043
George Town
Grand Cayman, Cayman Islands

Ladies and Gentlemen:

          We have acted as special counsel to Triton Energy Corporation, a Delaware corporation ("Triton Delaware"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Triton Delaware and Triton Energy Limited, a Cayman Islands company ("Triton Cayman"), under the Securities Act of 1933, as amended (the "Act"), relating to (i) 905,835 shares of Participating Preferred Stock, par value $.01 per share (the "Triton Delaware Preferred Stock"), of Triton Delaware, (ii) 36,233,372 Class A Ordinary Shares, par value $.01 per share, of Triton Cayman, (iii) 9,058,343 Class B Ordinary Shares, par value $.01 per share (the "Class B Shares"), of Triton Cayman and
(iv) 9,058,343 Unit Depositary Shares (the "Unit Depositary Shares" and, together with the Triton Delaware Preferred Stock, the "Shares"), each consisting of



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Triton Energy Corporation                   2                February 14, 1996
Triton Energy Limited


one Class B Share and 1/10 of one share of Triton Delaware Preferred Stock. The Shares will be issued in connection with transactions contemplated by the merger of TEL Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Triton Cayman, with and into Triton Delaware (the "Merger").

          We have examined (i) the Registration Statement, (ii) the Certificate of Incorporation and By-Laws of Triton Delaware, (iii) the Merger Agreement, dated as of February 8, 1996, among Triton Delaware, Triton Cayman and TEL Merger Corp., (iv) the form of Certificate of Designation of the Triton Delaware Preferred Stock (the "Certificate of Designation") and (v) the form of Deposit Agreement (the "Deposit Agreement") among Triton Delaware, Triton Cayman, Chemical Bank, as depositary (the "Depositary"), and the holders from time to time of depositary receipts issued thereunder evidencing Unit Depositary Shares (the "Depositary Receipts") and have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Triton Delaware, and have made such other and further investigations as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as



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Triton Energy Corporation                3                 February 14, 1996
Triton Energy Limited


certified or photostatic copies, and the authenticity of the originals of such latter documents.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby advise you that in our opinion:

          1. The Triton Delaware Preferred Stock has been duly authorized by Triton Delaware and, when the Certificate of Designation is filed with the Secretary of State of the State of Delaware and certificates representing such shares of Triton Delaware Preferred Stock have been duly executed, countersigned, registered and delivered, and such shares have been issued in connection with the Merger in the manner and on the terms described in the Registration Statement, the Triton Delaware Preferred Stock will be validly issued, fully paid and nonassessable.

          2. The Deposit Agreement has been duly authorized by Triton Delaware, and, assuming (i) due execution and delivery of the Deposit Agreement by Triton Delaware and (ii) due authorization, execution and delivery of the Deposit Agreement by Triton Cayman and the Depositary, each Unit Depositary Share, when issued in accordance with the Deposit Agreement against the deposit of validly issued, fully paid and nonassessable Class B Shares and shares of Triton Delaware Preferred Stock, will represent an interest, as described in the Registration Statement, in validly issued, fully paid and nonassessable Class B Shares and shares of Triton Delaware Preferred Stock and, assuming the due execution and delivery of the Depositary Receipts by the Depositary pursuant to the Deposit Agreement and upon issuance of the Depositary Shares in connection with the Merger as contemplated by the Registration Statement, the Depositary Receipts will entitle the holders thereof to the benefits provided therein and in the Deposit Agreement.

          We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States of America and the Delaware
General Corporation Law.   Concurrent with the delivery of this opinion, you are
receiving an opinion of W.S. Walker & Company with respect to matters of Cayman Islands law.



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Triton Energy Corporation                4                  February 14, 1996
Triton Energy Limited


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement.



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Triton Energy Corporation                5                  February 14, 1996
Triton Energy Limited



          This opinion is rendered to you in connection with the above-described transactions. This opinion may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                                       Very truly yours,

                                       /s/ Simpson Thacher & Bartlett

                                       SIMPSON THACHER & BARTLETT